                                                                 EXHIBIT (99(b))



                                                                      SCHEDULE V


            KEMPER INVESTORS LIFE INSURANCE COMPANY AND SUBSIDIARIES



                       VALUATION AND QUALIFYING ACCOUNTS



                          YEAR ENDED DECEMBER 31, 1997


                                 (in thousands)



                                                                  ADDITIONS
                                                       --------------------------------
                                       BALANCE AT      CHARGED TO         CHARGED TO                           BALANCE AT
                                       BEGINNING       COSTS AND       OTHER ACCOUNTS--      DEDUCTIONS--        END OF
             DESCRIPTION               OF PERIOD        EXPENSES           DESCRIBE            DESCRIBE          PERIOD
             -----------               ----------      ----------      ----------------      ------------      ----------
Asset valuation reserves:
  Joint venture mortgage loans.......    $2,360           $--                $--                $2,360           $   --
  Third-party mortgage loans.........       347            --                 --                   347               --
  Other real estate-related
     investments.....................     6,842            --                 --                    63            6,779
                                         ------           ---                ---                ------           ------
       Total                             $9,549           $--                $--                $2,770(1)        $6,779
                                         ======           ===                ===                ======           ======


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(1) These deductions represent the net effect on the valuation reserve of write-downs, sales, foreclosures and restructurings.